Smart-tek Solutions, Inc. Meets With Potential Licensee to Introduce Its Bird Flu Containment Solution to Vietnam

CORTE MADERA, Calif., April 20, 2006 - Smart-tek Solutions, Inc. (OTCBB:STTK) and its subsidiary, Smart-tek Communications, Inc. announced today it has met with a potential licensee to help introduce its RTAC-PM bird flu containment system to Vietnamese officials.

“We are very happy to have met with a licensee candidate who we believe would be very effective in helping us introduce our system to government officials in Vietnam” said Perry Law, President of Smart-tek Communications.  “Based on our discussions, there appears to be a high level of interest on both parties to move forward with a licensing agreement.  The country of Vietnam, which has an estimated poultry population of 260 million, has been greatly affected by the deadly and economically devastating H5N1 virus and we believe that our system can help the Vietnamese Government in their fight against the spread of this deadly disease”.

“Based on our research of the Vietnamese market, it is our understanding that the Ministry of Agriculture and Rural Development has allowed Ho Chi Minh City to retain its ban on poultry farming until February 2007 to ensure there is no recurrence of bird flu due to the lack of safety measures currently undertaken by the poultry industry in this region”, said Law.   We believe our system can be used as part of their safety measures and provide the ministry with enough information and assurances that once the ban is lifted, the possible infiltration of the deadly bird flu in poultry flocks can be detected and dealt with swiftly to avoid any further devastation.”

“We will have further discussions with the potential licensee in the coming weeks and will announce any new developments as they become available” said Law.

The system, “RTAC-PM,” was designed for the livestock industry and is targeted specifically for the poultry industry with user defined alerts that may assist governmental agencies to monitor poultry movement. The RTAC-PM system incorporates leading edge technology and is customized around customers’ requirements with the flexibility to adapt to various types of OEM products.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711